Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 8, 2023, with respect to the consolidated financial statements of Galaxy Digital Inc. and subsidiary, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
February 8, 2023